Exhibit 99.1

NEW YORK--(BUSINESS WIRE)-- Forex International Trading Corp. (the "Company") (OTCBB:FXIT.ob - News), today highlighted the significant accomplishments achieved by our partially owned subsidiary ("operation unit"), which is approximately 50% owned by the Company. Its August 2011 performance includes:

August 2011

Operation Unit – August 2011	Month over Month (Increase/Decrease)	Year over Year (Increase/Decrease)
Trading Volume (1)	61%	127%
Trades per Month	54%	88%
Active Trading Accounts (2)	8%	47%

Retail customer trading volume (1) in August 2011 was 61% higher than July 2011 and 127% higher than August 2010. On average, retail client trades per month in August 2011 were 54% higher than July 2011 and 88% higher than August 2010. Tradable accounts (2) as of August 31, 2011 were representing an increase of 8% from July 31, 2011 and an increase of 47% from August 31, 2010.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of Operation Unit or the Company.

(1) Volume that Operation Unit retail customers traded in period translated into US dollars.

(2) A Operation Unit retail customer account that placed a trade.

Forex International Trading CEO Darren Dunckel commented, “We continue to see strong results from our Operation Unit. In addition to the strong results in trading volume and accounts, our Operation Unit also achieved record deposits.”

About Forex International Trading Corp.

Headquartered in New York, NY, Forex International Trading Corp. operates an offshore advanced online trading platform for Forex markets to non U.S. residents. The Company focuses on providing individual and institutional investors with a platform for buying and selling currencies, precious metals and commodity futures. The company’s platforms allow self-directed, broker-assisted, and managed accounts. Through the platforms, customers have access to over 20 currencies and bullion deliveries. The Foreign Currency Market ("Forex" or "FX") is created by the global exchange of currencies. According to the Bank for International Settlements, the average daily turnover, or, volume in the Global FX market in April 2010 was $4 Trillion compared to only $1.2 Trillion in 2001 (Wall Street Journal, Sept. 1, 2010). Historically, access to the FX market was only available to governments, commercial banks, corporations, and other large financial institutions. The Company is now capitalizing on the growth of online currency trading through its state of the art web-based trading platforms.

For more information, please visit: http://www.forex-international-trading.com.

Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:
Core Consulting Group
Investor Relations:
Paul DeRiso, 925-465-6088
paul@coreconsultingroup.com